Exhibit 99.1

FOR IMMEDIATE RELEASE	NR-05

Dynegy Inc. Announces Agreement in Principle with Key Dynegy Holdings Creditors to Settle All Disputes

Houston, April 4, 2012—Dynegy Inc. (Dynegy) (NYSE: DYN) announced today that it has reached an agreement in principle with creditors holding over $2.5 billion of claims against Dynegy’s subsidiary, Dynegy Holdings, LLC (DH). The agreement in principle contemplates the resolution of all disputes, claims and causes of action between DH and Dynegy. The terms of the agreement in principle will be implemented through a settlement agreement to be filed in DH’s Chapter 11 case, and in amendments to DH’s Chapter 11 plan, which would be subject to a formal creditor vote and confirmation by the bankruptcy court. Under the agreement in principle, (A) DH’s unsecured creditors would receive common equity in the reorganized company in lieu of the new senior secured notes and preferred stock contemplated by the current plan; (B) the cash to be distributed to creditors under the revised plan would be reduced to $200 million; and (C) all disputes relating to the Roseton and Danskammer leases would be resolved by awarding US Bank, as trustee for the trust certificates issued in connection with the leases (the Lease Notes), a fixed allowed unsecured claim. Parties to the proposed agreement include an ad hoc group of holders of DH’s senior notes, PSEG, US Bank and certain holders of the Lease Notes. The agreement in principle does not include any holders of DH’s $200 million of subordinated capital income securities due 2027 (the Subordinated Notes).

“This agreement in principle recognizes the continuing decline in natural gas prices and the associated impact this has on our business while also addressing all of the complex issues raised by the Examiner’s report regarding potential claims between the DH estate and Dynegy, which may otherwise have taken years to resolve. We are pleased that the parties have taken a pragmatic approach and have the Company back on track to put the DH Chapter 11 case behind it during the third quarter of 2012,” said Robert C. Flexon, President and Chief Executive Officer of both Dynegy and DH.

The agreement in principle, which remains subject to documentation that the parties intend to prepare and file during the month of April and to bankruptcy court approval, includes the following key elements:

•                  All potential claims and causes of action between DH and Dynegy, including those arising with respect to the September 1, 2011 CoalCo transaction, would be settled and released. The recovery of DH’s creditors would be fully supported by the value of both CoalCo and GasCo.

•                  DH’s unsecured creditors would receive common equity representing a 99% stake in the reorganized company at emergence. DH claims participating in this recovery would include those arising under DH’s senior notes, which currently total approximately $3.4 billion, PSEG’s $110 million tax indemnity claim and the Lease Notes’ guaranty claim against DH, which would be allowed in the amount of $540 million. All distributions to holders of claims arising under DH’s subordinated notes would be subject to turnover pursuant to the contractual subordination provisions in the subordinated note indenture.

•                  Dynegy would receive a claim for the benefit of its stockholders, which under the amended plan would be entitled to receive 1.0% of the fully-diluted common stock of the reorganized company, and 5-year warrants to purchase 13.5% of the common stock of the reorganized company (on a fully-diluted basis) to be exercisable at an equity value for the reorganized company of $4 billion. Dynegy’s stockholders will not receive or retain any other property or shares in Dynegy or DH under the contemplated settlement.

•                  The Lease Notes’ claims will also be allowed against the Roseton and Danskammer debtors and will be entitled to 50% of the proceeds from the sale of their assets; provided that their full recovery from all sources may not exceed $571 million. The other DH unsecured creditors will be entitled to the remaining 50% of proceeds.

•                  The cash distributed to DH unsecured creditors would be reduced to $200 million, with the remaining cash balances being retained by the reorganized company for general corporate purposes; and

•                  All claims and causes of action against the directors, officers, employees, attorneys and advisors of Dynegy and DH would be released to the fullest extent permitted. Dynegy, DH, and the settling creditors will also exchange mutual releases.

The parties are currently working on definitive documentation that will implement the proposed terms in the most efficient and expedient fashion possible. In that regard, the parties are continuing to engage in discussions with other creditors, including the holders of the subordinated notes, in the hopes of obtaining as much consensus as possible with respect to the amended DH plan.

Court documents are available on the docket section of DH’s reorganization website, http://dm.epiq11.com/dynegyholdingsllc.

ABOUT DYNEGY

Dynegy’s subsidiaries produce and sell electric energy, capacity and ancillary services in key U.S. markets. The Dynegy Power, LLC power generation portfolio consists of approximately 6,771 megawatts of primarily natural gas-fired intermediate and peaking power generation facilities. The Dynegy Midwest Generation, LLC portfolio consists of approximately 3,132 megawatts of primarily coal-fired baseload power plants. The DNE portfolio consists of approximately 1,693 megawatts from two power plants which are primarily natural gas-fired peaking and baseload coal generation facilities.

FORWARD LOOKING STATEMENTS

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements,” particularly those statements concerning agreement in principle with DH’s creditors, its impact on the Chapter 11 proceedings going forward and its ability to address issues raised by the examiner’s report and DH’s ability to exit the Chapter 11 proceedings during the third quarter of 2012. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the “SEC”). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its most recent Form 10-K and subsequent reports on Form 10-Q. In addition to the risks and uncertainties set forth in Dynegy’s SEC filings, the forward-looking statements described in this press release could be affected by, among other things, (i) beliefs and assumptions regarding our ability to continue as a going concern; (ii) ability to obtain approval of the Bankruptcy Court with respect to the debtors’ motions in the Chapter 11 cases and to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases and to consummate all the transactions contemplated by the restructuring support agreement; (iii) Dynegy’s ability to transfer the operations associated with the Roseton and Danskammer facilities to one or more third parties in connection with the rejection of the related leases under the Chapter 11 cases; (iv) the anticipated effectiveness of the overall restructuring activities and any additional strategies to address our liquidity and our capital resources including accessing the capital markets; (v) limitations on our ability to utilize previously incurred net operating losses or alternative minimum tax credits; (vi) the timing and anticipated benefits to be achieved through Dynegy’s company-wide cost savings programs, including its PRIDE initiative; (vii) beliefs and assumptions relating to liquidity, available borrowing capacity and capital resources generally, including the extent to which such liquidity could be affected by poor economic and financial market conditions or new regulations and any resulting impacts on financial institutions and other current and potential counterparties; (viii) beliefs that control over Dynegy Holdings, LLC (“Dynegy Holdings”) and its consolidated subsidiaries will likely revert to Dynegy upon emergence of Dynegy Holdings from bankruptcy with Dynegy assuming the obligations of Dynegy Holdings, resulting in reconsolidation; (ix) expectations regarding compliance with Dynegy’s new credit agreements, including collateral demands, interest expense and other payments; (x) expectations regarding environmental matters, including costs of compliance, availability and adequacy of emission credits, and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion byproducts, and other laws and regulations to which Dynegy is, or could become, subject; (xi) beliefs, assumptions and projections regarding the demand for power, generation volumes and commodity pricing, including natural gas prices and the impact on such prices from shale gas proliferation and the timing of a recovery in natural gas prices, if any; (xii) sufficiency of, access to and costs associated with coal, fuel oil and natural gas inventories and transportation thereof; (xiii) beliefs and assumptions about market competition, generation capacity and regional supply and demand characteristics of the wholesale power generation market, including the anticipation of higher market pricing over the longer term; (xiv) beliefs and assumptions regarding our ability to enhance or protect long-term value for stockholders; (xv) the effectiveness of Dynegy’s strategies to capture opportunities presented by changes in commodity prices and to manage its exposure to energy price volatility; (xvi) beliefs and assumptions about weather and general economic conditions; (xvii) projected operating or financial results, including anticipated cash flows from operations, revenues and profitability, Dynegy’s focus on safety and its ability to efficiently operate its assets so as to capture revenue generating opportunities and operating margins; (xviii) beliefs about the outcome of legal, regulatory, administrative and legislative matters; and (xix) expectations regarding performance standards and estimates regarding capital and maintenance expenditures, including the Consent Decree and its associated costs and performance standards. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.